                                                                     Exhibit 8.1

                [Cleary, Gottlieb, Steen & Hamilton Letterhead]

Writer's Direct Dial:  (212) 225-2250
E-Mail:  lsamuels@cgsh.com

                                                   January 26, 2001

Fiduciary Trust Company International
Two World Trade Center
New York, New York 10048

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Franklin Resources, Inc., a Delaware corporation ("Franklin"), including the Proxy Statement/Prospectus relating to the special meeting of shareholders of Fiduciary Trust Company International, a bank organized under the New York State Banking Law ("Fiduciary") in connection with the transactions contemplated by the Agreement and Plan of Share Acquisition, dated as of October 25, 2000 between Franklin and Fiduciary, as amended as of January 19, 2001.

          The Registration Statement sets forth our opinion in the section of the Proxy Statement/Prospectus entitled "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION."

          We hereby confirm our opinion in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                    Very truly yours,

                                    CLEARY, GOTTLIEB, STEEN & HAMILTON


                                    By: /s/ Leslie B. Samuels
                                       -------------------------------------
                                               Leslie B. Samuels, a Partner